FOR IMMEDIATE RELEASE Investor Contact: John N. Hatsopoulos American DG Energy Inc. 781.622.1120 john.hatsopoulos@americandg.com Media Contact: Christine Cobuzzi American DG Energy Inc. 781.522.6014 christine.cobuzzi@americandg.com American DG Energy Continues to Strengthen Company Management Team WALTHAM, Mass. – October 30, 2014 – American DG Energy Inc. (NYSE MKT: ADGE), a leading On-Site Utility, offering clean electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and athletic facilities, announces the appointment of Benjamin M. Locke as Co-CEO of American DG Energy. Mr. Locke will serve in this role, effective immediately, alongside current CEO, John N. Hatsopoulos. Mr. Locke is the Co-CEO with Mr. Hatsopoulos of Tecogen Inc. and previously served as the General Manager for Tecogen and was instrumental in increased sales, new business development and overall execution of corporate growth strategy. Prior to joining Tecogen, Mr. Locke held the position of Director of Business Development at Metabolix and was responsible for partnerships, joint ventures and acquisitions in the clean energy arena. “To accelerate our corporate growth strategy we have been expanding our technical and management team. Ben’s experience will be an important addition to enhance our business development. I felt it essential to bring in some support both in handling the increase in the investor and operational sides of the company,” says Co-CEO, John Hatsopoulos. On-Site Utility American DG Energy sells the energy produced from an onsite energy system to an individual property as an alternative to the outright sale of energy equipment. On-Site Utility customers only pay for the energy produced by the system and receive a guaranteed discount rate on the price of the energy. All system capital, installation and operating expenses are paid by American DG Energy. About American DG Energy American DG Energy supplies low-cost energy to its customers through distributed power generating systems. We are committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities - without any capital or start-up costs to the energy user - through our On-Site Utility energy solutions. American DG Energy is headquartered in Waltham, Massachusetts. Learn more about how American DG Energy reduces energy costs at www.americandg.com or follow us on Facebook and Twitter. # # # FORWARD-LOOKING STATEMENTS This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company’s website and in Securities and Exchange Commission filings. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.